Exhibit 4.6

NOTICE OF GRANT OF RESTRICTED STOCK AWARD

IRADIMED CORPORATION

2014 EQUITY INCENTIVE PLAN

FOR GOOD AND VALUABLE CONSIDERATION, IRADIMED CORPORATION (the “Company”) hereby grants, under the provisions of the Company’s 2014 Equity Incentive Plan (the “Plan”), to the Grantee designated in this Notice of Grant of Restricted Stock Award (the “Notice”) the number of shares of the Common Stock of the Company set forth in the Notice, subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Restricted Stock Award (collectively, the “Agreement”).  The terms and conditions of the Plan are incorporated by reference in their entirety into this Agreement.  When used in this Agreement, the terms which are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).

Grantee:                                              [                    ]

Grant Date:                             [                    ]

Number of Shares of Restricted Stock:                         [                ]

Vesting Schedule:                                             Subject to the provisions contained in Paragraphs 4, 5 and 6 of the Terms and Conditions, this Restricted Stock Award shall vest, and the applicable Restrictions set forth in the Terms and Conditions shall lapse, in accordance with the following schedule, in the event the Grantee does not have a Separation from Service prior to the applicable vesting date:

[Insert schedule — time based or performance based]

Acceleration of Vesting on Change in Control:  [Insert provisions if applicable.]

By signing below, the Grantee agrees that this Restricted Stock Award is granted under and governed by the terms and conditions of the Company’s 2014 Equity Incentive Plan and the attached Terms and Conditions.

Grantee	IRADIMED CORPORATION

By:
Title:
Date:	Date:

TERMS AND CONDITIONS OF RESTRICTED STOCK AWARD

The Restricted Stock Award (the “Award”) granted by IRADIMED CORPORATION (the “Company”) under the provisions of the Company’s 2014 Equity Incentive Plan (the “Plan”), to the Grantee specified in the Notice of Grant of Restricted Stock Award (the “Notice”) to which these Terms and Conditions of Restricted Stock Award (the “Terms”) are attached, is subject to the terms and conditions of the Plan, the Notice, and these Terms.  The terms and conditions of the Plan are incorporated by reference in their entirety into these Terms (the Plan is available upon request).  Together, the Notice, all Exhibits to the Notice and these Terms constitute the “Agreement.”   When used in this Agreement, the terms which are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).  For purposes this Agreement, any reference to the Company shall include a reference to any Affiliate.

The Board has approved an award to the Grantee of a number of shares of the Company’s Common Stock, conditioned upon the Grantee’s acceptance of the provisions set forth in the Notice and these Terms within 60 days after the Notice and these Terms are presented to the Grantee for review.

1.                                      Grant of Restricted Stock.

(a)                                 Subject to the terms and conditions of the Plan, as of the Grant Date, the Company grants to the Grantee the number of shares of Common Stock set forth in the Notice (the “Restricted Shares”), subject to the restrictions set forth in Paragraph 2 of these Terms, the provisions of the Plan and the other provisions contained in these Terms.  If and when the restrictions set forth in Paragraph 2 expire in accordance with these Terms without forfeiture of the Restricted Shares, and upon the satisfaction of all other applicable conditions as to the Restricted Shares, such shares shall no longer be considered Restricted Shares for purposes of these Terms.

(b)                                 After the Grant Date, the Company may direct that a stock certificate or certificates representing the applicable Restricted Shares be registered in the name of and issued to the Grantee, or, in its discretion, may evidence the Grantee’s interest by using a restricted book entry registration with the Company’s transfer agent.  If issued, such certificate or certificates shall be held in the custody of the Company or its designee until the expiration of the applicable Restricted Period (as defined in Paragraph 3).  In addition, the stock certificate or certificates for the Restricted Shares shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Company may cause a legend or legends to be placed on such certificate or certificates to make appropriate reference to such restrictions.

(c)                                  After the expiration of the Restricted Period without a forfeiture of the Restricted Shares, and upon the satisfaction of all other applicable conditions as to the Restricted Shares, including, but not limited to, the payment by the Grantee of all applicable withholding taxes, the Company may deliver or cause to be delivered to the Grantee a certificate or certificates for the applicable Restricted Shares or otherwise cause the Company’s transfer agent to remove the restrictions and stop orders from the registry solely with respect to the Restricted Period.

2.                                      Restrictions.

(a)                                 The Grantee shall have no rights or privileges of a stockholder as to the Restricted Shares prior to vesting, including no right to vote or receive dividends or other distributions with respect to the Restricted Shares; in addition, the following provisions shall apply:

(i)  the Grantee shall not be entitled to delivery of the certificate or certificates for the Restricted Shares until the expiration of the Restricted Period without a forfeiture of the Restricted Shares and upon the satisfaction of all other applicable conditions;

(ii)  none of the Restricted Shares may be sold, transferred (other than by will or the laws of descent and distribution), assigned, pledged or otherwise encumbered or disposed of during the Restricted Period applicable to such shares; and

(iii)  all of the Restricted Shares shall be forfeited and returned to the Company and all rights of the Grantee with respect to the Restricted Shares shall terminate in their entirety on the terms and conditions set forth in Paragraph 4.

(b)                                 Any attempt to dispose of Restricted Shares or any interest in the Restricted Shares in a manner contrary to the restrictions set forth in these Terms shall be void and of no effect.

3.                                      Restricted Period and Vesting.  The “Restricted Period” is the period beginning on the Grant Date and ending on the date the Restricted Shares, or such applicable portion of the Restricted Shares, are deemed vested under the schedule set forth in the Notice including any applicable accelerated vesting provisions set forth in the Notice.

4.                                      Forfeiture.

(a)                                 Subject to Paragraph 6 below, if during the Restricted Period (i) the Grantee incurs a Separation from Service, (ii) there occurs a material breach of the Notice or these Terms by the Grantee or (iii) the Grantee fails to meet the tax withholding obligations described in Paragraph 5(b), all rights of the Grantee to the Restricted Shares that have not vested in accordance with Paragraph 3 as of the date of such Separation from Service including pursuant to any applicable accelerated vesting provisions set forth in the Notice shall terminate immediately and be forfeited in their entirety.

(b)                                 In the event of any forfeiture under this Paragraph 4, the certificate or certificates, or, where no certificates were issued, the applicable entries in the Company’s stockholder ledger, representing the forfeited Restricted Shares shall be canceled to the extent of any Restricted Shares that were forfeited.

5.                                      Withholding.

(a)                                 Regardless of any action the Company takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items owed by the Grantee is and remains the Grantee’s responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant or vesting of the Restricted Shares, the subsequent sale of shares of Stock after vesting; and (ii) does not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Grantee’s liability for Tax-Related Items.

(b)                                 Prior to vesting of the Restricted Shares, the Grantee shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding obligations of the Company. In this regard, the Grantee authorizes the Company to withhold all applicable Tax-Related Items legally payable by the Grantee from the Grantee’s wages or other cash compensation paid to the Grantee by the Company or from proceeds of the sale of the shares of Stock.  Alternatively, or in addition, to the extent permissible under applicable law, the Company may (i) sell or arrange for the sale of shares of Stock that the Grantee acquires to meet the withholding obligation for Tax-Related Items, and/or (ii) withhold in shares of Stock, provided that the Company only withholds the amount of shares of Stock necessary to satisfy the minimum withholding amount.  Finally, the Grantee shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue and deliver shares of Stock in payment of any earned and vested Restricted Shares if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items as described in this Section 5.

6.                                      Board Discretion.  Notwithstanding any provision of the Notice or these Terms to the contrary, the Board shall have discretion under the Plan to waive any forfeiture of the Restricted Shares as set forth in Paragraph 4, the Restricted Period and any other conditions set forth in the Notice or these Terms.

7.                                      Grantee Representations.  The Grantee hereby represents to the Company that the Grantee has read and fully understands the provisions of the Notice, these Terms and the Plan and the Grantee’s decision to participate in the Plan is completely voluntary.  Further, the Grantee acknowledges that the Grantee is relying solely on his or her own advisors with respect to the tax consequences of this restricted stock award.

8.                                      Regulatory Restrictions on the Restricted Shares.  Notwithstanding the other provisions of this Agreement, the Board shall have the sole discretion to impose such conditions, restrictions and limitations on the issuance of Common Stock with respect to this Award unless and until the Board determines that such issuance complies with (i) any applicable registration requirements under the Securities Act or the Board has determined that an exemption therefrom is available, (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed, (iii) any applicable Company policy or administrative rules, and (iv) any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable.

9.                                      Miscellaneous.

(a)                                 Notices.  Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify the Grantee from time to time; and to the Grantee at the Grantee’s electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as the Grantee, by notice to the Company, may designate in writing from time to time.

(b)                                 Waiver.  The waiver by any party hereto of a breach of any provision of the Notice or these Terms shall not operate or be construed as a waiver of any other or subsequent breach.

(c)                                  Entire Agreement.  These Terms, the Notice and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof. Any prior agreements, commitments or negotiations concerning the Award are superseded.

(d)                                 Binding Effect; Successors.  These Terms shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives.  Nothing in these Terms, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

(e)                                  Governing Law.  The Notice and these Terms shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law.

(f)                                   Headings.  The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of these Terms.

(g)                                  Conflicts; Amendment.  The provisions of the Plan are incorporated in these Terms in their entirety.  In the event of any conflict between the provisions of these Terms and the Plan, the provisions of the Plan shall control.  The Agreement may be amended at any time by the Board, provided that no amendment may, without the consent of the Grantee, materially impair the Grantee’s rights with respect to the Restricted Stock Award.

(h)                                 No Right to Continued Employment.  Nothing in the Notice or these Terms shall confer upon the Grantee any right to continue in the employ or service of the Company or affect the right of the Company to terminate the Grantee’s employment or service at any time.

(i)                                     Further Assurances.  The Grantee agrees, upon demand of the Company or the Board, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Board, as the case may be, to implement the provisions and purposes of the Notice and these Terms and the Plan.

(j)                                    Dispute Resolution.

(i)                                     Arbitration.  If any controversy or claim arising out of this award cannot be resolved by the Grantee and the Company (each a “party” and collectively, the “parties”), such conflict or claim shall be resolved by arbitration in accordance with the then current rules of the American Arbitration Association governing commercial disputes.  Such matters will be arbitrated in the Orlando metropolitan area and, for purposes of these Terms, each party consents to arbitration in such place.  Arbitration proceedings shall commence when either party notifies the other that a dispute to arbitration exists and requests that the dispute be arbitrated.  If the parties to the dispute cannot within thirty (30) days after the request for arbitration is made mutually agree upon an arbitrator or arbitrators to settle the dispute, each party to the dispute shall select an arbitrator.  The two arbitrators shall, within fifteen (15) days after the appointment of the last arbitrator, select a third arbitrator and the three arbitrators shall determine the matter.  Each arbitrator shall act impartially.  If for any reason an arbitrator is not appointed within the time provided or the arbitrators appointed by the parties cannot agree upon a third arbitrator, then an arbitrator shall be appointed by the Circuit Court of Florida for the County of Orange in accordance with applicable state law.  Unless the parties mutually agree otherwise, any arbitrator selected will be familiar with equity compensation disputes.  The final decision will be that of the sole arbitrator or of the majority of the arbitrators, and shall be final and binding upon the parties, except as otherwise provided by law.  The sole arbitrator or the majority of arbitrators shall also determine the allocation of costs of the arbitration among the parties, and shall have the right to award to the prevailing party all cost of the arbitration, including reasonable attorneys’ fees.

(ii)                                  Jurisdiction and Venue.  For purposes of enforcing the award or decision in any arbitration proceeding, each party hereto submits to the exclusive jurisdiction of Florida state courts located in the city of Orlando or the United States District Court for the Middle District of Florida.  In that regard, each party hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that these Terms or the subject matter hereof may not be enforced in or by such court, and (ii) hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each party hereby consents to service of process by registered mail at the address to which notices are to be given. Each party agrees that its, his or her submission to jurisdiction and its, his or her consent to service of process by mail is made for the express benefit of each other party. Final judgment against any party in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

(k)                                 Confidentiality.  The Grantee agrees that the terms and conditions of the Restricted Stock award reflected in the Notice and these Terms are strictly confidential and, with the exception of Grantee’s counsel, tax advisor, immediate family, or as required by applicable law, have not and shall not be disclosed, discussed, or revealed to any other persons, entities, or organizations, whether within or outside Company, without prior written approval of Company.  The Grantee further agrees to take all reasonable steps necessary to ensure that confidentiality is maintained by any of the individuals or entities referenced above to whom disclosure is authorized.